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                                                                   Exhibit 10.26

                                 PROMISSORY NOTE


$600,000                                                     Seattle, Washington
                                                                  August 2, 2000


The undersigned, John F. Duncan ("MAKER"), promises to pay to N2H2, Inc. or order (collectively, "HOLDER"), the principal sum of Six Hundred Thousand Dollars ($600,000), in lawful money of the United States of America, together with interest thereon, all as hereinafter provided and upon the following agreements, terms and conditions.

        Interest Rate. The entire principal balance of this Note shall bear simple interest from the date of this Note until this Note is fully paid at the rate of eight percent (8%) per annum.

        Payments. The entire principal balance of this Note and all accrued interest shall be due and payable on or before October 31, 2000. The entire principal balance of this Note may be prepaid at any time without penalty.

        Place of Payment. All payments pursuant to this Note shall be made to Holder at 900 Fourth Avenue, Suite 3400, Seattle, Washington 98164, or such other address as Holder may hereafter designate from time to time.

        Default; Default Interest. If Maker fails to pay this Note in strict accordance with its terms, or if Maker otherwise defaults under this Note, this Note shall bear interest from the date of default by Maker until the default is fully cured at a default interest rate ("Default Rate") equal to sixteen percent (16%) per annum. Notwithstanding the foregoing, if Maker defaults as described in this paragraph, at the option of Holder, this entire Note shall become immediately due and payable. After acceleration, this Note shall bear interest at the Default Rate.

        Applicable Law. This Note shall be construed in accordance with and governed by the laws of the State of Washington.

        Successors and Assigns. This Note shall inure to the benefit of Holder and any successor or assignee of Holder. This Note shall be binding upon Maker and Maker's successors, assignees, personal representatives and heirs.

        Costs and Expenses. Maker shall pay all costs and expenses which Holder may incur in connection with this Note because of Maker's default, including, without limitation, the following costs: (a) reasonable attorneys' fees for legal services incurred by Holder in connection with any default by Maker relating to any determination of any rights or remedies of Holder; and (b) reasonable attorneys' fees for any actions, proceedings, reviews or appeals therefrom which Holder may institute or in which Holder may appear or participate.

        Liability. Maker hereby waives demand, presentment for payment, notice of intention to accelerate the maturity, protest and notice of protest and nonpayment. Maker hereby further agrees that none of the following events (with or without notice) shall diminish, impair or otherwise affect his liability with respect to this Note: (a) any modification or extension of the terms of this Note; or (b) any release of any party liable pursuant to this Note.


ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.




                                        /s/ JOHN F. DUNCAN
                                        ----------------------------------------
                                        John F. Duncan, Maker